EXHIBIT (a)(1)(E)

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

DIGITAL IMPACT, INC.

AT
$2.00 NET PER SHARE
BY

DII ACQUISITION CORP.,

A WHOLLY-OWNED SUBSIDIARY OF

infoUSA INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MARCH 23, 2005, UNLESS THE OFFER IS EXTENDED.

February 24, 2005

To Our Clients:

      Enclosed for your consideration is an Offer to Purchase dated February 24, 2005 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the Offer by DII Acquisition Corp., a Delaware corporation (the “Purchaser”) and a wholly-owned subsidiary of infoUSA Inc., a Delaware corporation (“infoUSA”), to purchase all issued and outstanding shares of Common Stock, par value $0.001 per share (the “Shares”), of Digital Impact, Inc., a Delaware corporation (“Digital Impact”), at a price of $2.00 per Share, net to the seller in cash, without interest (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

      If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s Share Certificates (as defined in “The Offer — Section 1” of the Offer to Purchase) are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered according to the guaranteed delivery procedures set forth in “The Offer — Section 3” of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility (as defined in “The Offer — Section 2” of the Offer to Purchase) in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

      WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

      We request instructions as to whether you wish to tender any of or all the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.

      Your attention is directed to the following:

1. The offer price is $2.00 per Share, net to the seller in cash, without interest.

2. The Offer is being made for all issued and outstanding Shares.

3. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, MARCH 23, 2005 (THE “EXPIRATION DATE”), UNLESS AND UNTIL PURCHASER, IN ITS SOLE DISCRETION, SHALL HAVE EXTENDED THE PERIOD OF TIME IN WHICH THE OFFER IS OPEN, IN WHICH EVENT

THE TERM “EXPIRATION DATE” SHALL MEAN THE LATEST TIME AND DATE AT WHICH THE OFFER, AS SO EXTENDED BY PURCHASER, WILL EXPIRE.

4. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares that, together with the Shares then owned by infoUSA and its subsidiaries (including, without limitation, Purchaser), represents at least a majority of the total number of outstanding Shares on a fully diluted basis, (ii) Purchaser being satisfied, in its sole discretion, that the restrictions on “business combinations” set forth in Section 203 of the Delaware General Corporation Law will not apply to the second-step merger or any other business combination involving infoUSA or any of its subsidiaries (including, without limitation, Purchaser) and Digital Impact and (iii) the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

5. Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless an exemption is provided or unless the required taxpayer identification information is provided. See Instruction 9 of the Letter of Transmittal.

      If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the final page hereof. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

      In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the Share Certificates representing tendered Shares (or a Book-Entry Confirmation, if available), (2) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in “The Offer — Section 2” of the Offer to Purchase) in connection with a book-entry transfer of Shares and (3) any other documents required by the Letter of Transmittal. Accordingly, payments might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates are received into the Depositary’s account at the Book-Entry Transfer Facility. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY PURCHASER FOR ANY SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN PAYING SUCH PURCHASE PRICE.

      Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

OFFER TO PURCHASE FOR CASH

ALL OUTSTANDING SHARES OF COMMON STOCK

OF

DIGITAL IMPACT, INC.

AT
$2.00 NET PER SHARE
BY

DII ACQUISITION CORP.,

A WHOLLY-OWNED SUBSIDIARY OF

infoUSA INC.

THE UNDERSIGNED ACKNOWLEDGE(S) RECEIPT OF YOUR LETTER, THE OFFER TO PURCHASE OF DII ACQUISITION CORP., A DELAWARE CORPORATION (“PURCHASER”), DATED FEBRUARY 24, 2005 (THE “OFFER TO PURCHASE”) AND THE RELATED LETTER OF TRANSMITTAL RELATING THE OFFER BY PURCHASER TO PURCHASE ALL ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE (THE “SHARES”), OF DIGITAL IMPACT, INC., A DELAWARE CORPORATION (“DIGITAL IMPACT”).

THIS WILL INSTRUCT YOU TO TENDER THE NUMBER OF SHARES INDICATED BELOW HELD BY YOU FOR THE ACCOUNT OF THE UNDERSIGNED, ON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THE OFFER TO PURCHASE AND RELATED LETTER OF TRANSMITTAL.

Number of Shares to be Tendered:
Shares*

SIGN HERE

Signature(s)

Please Type or Print Name(s)

Type or Print Address(es)

Area Code and Telephone No.

Taxpayer Identification or Social Security No.

Dated:

*	Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.